PDI CONTACT:	INVESTOR CONTACT:
Amy Lombardi	Melody Carey
PDI, Inc.	Rx Communications Group, LLC
(862) 207-7866	(917) 322-2571
ALombardi@pdi-inc.com	MCarey@RxIR.com
www.pdi-inc.com

PDI, Inc. Acquires Group DCA, a Leader in Innovative Digital Communications to Health Care Providers

Transaction is accretive and represents key step in strategic growth plan

Management Will Host Conference Call Today at 10:00am ET

PARSIPPANY, N.J., November 4, 2010 – PDI, Inc. (Nasdaq: PDII), a leading provider of integrated promotional outsource services to health care companies, today announced the expansion of its business with the acquisition of Group DCA, a privately held interactive digital communications agency serving biopharmaceutical companies. Excluding transaction costs, PDI expects the acquisition to be cash flow positive immediately and accretive to earnings in 2011.

While the full terms of the acquisition were not disclosed, PDI made an initial payment from its available cash balances. Additional contingent consideration could be paid if Group DCA achieves certain performance targets for the remainder of 2010 and for each of the full years in 2011 and 2012. Additional detail regarding the acquisition will be provided during a conference call today at 10:00 am ET.

The combined entity will be led by Nancy Lurker, Chief Executive Officer of PDI, with Group DCA co-CEOs Jack Davis and Robert Likoff continuing to oversee Group DCA’s day-to-day operations. Group DCA will effectively function as a self-standing entity, retaining its name and with its operations and services remaining intact. PDI intends to retain the vast majority of Group DCA's staff, which comprises one of its core assets.

“Bringing PDI and Group DCA together creates a dynamic leader in delivering superior physician engagement through multi-channel integrated communications to health care providers (HCPs),” said Lurker. “For our biopharmaceutical customers, the direct impact and flexibility of PDI’s live sales teams, teledetailing services and peer interactive medical education programs combined with the best-in-class e-detailing, patient education communications and other digital communications products offered by Group DCA present a compelling solution. With these two sets of integrated resources, we expect to be even better positioned to offer our customers increased insight, greater physician engagement and more impactful messages to HCPs.

“This acquisition represents a major milestone in our plan to transform PDI and position the company for long-term growth and success," she added.

Said Group DCA Co-CEO Robert Likoff, “We are pleased to be joining PDI and look forward to continuing to do what we do best – delivering creative and impactful digital communications and exceeding our clients’ expectations.” Added Co-CEO Jack Davis, “This combination makes tremendous sense and should generate tangible synergies immediately. We foresee real benefits accruing not only to both companies, but especially to both our customer bases.”

Group DCA, based in Parsippany, NJ, was founded in 1999 as a privately owned digital communications agency by pharmaceutical industry veterans Jack Davis and Robert Likoff in order to provide more effective ways to engage health care providers. Group DCA and its business units leverage the strengths of the Internet, multimedia, tablet PCs, dimensional direct mail, and its proprietary software called DIAGRAM™ (DIAlog, GRAphics, Motion). Through these elements, Group DCA is able to deliver breakthrough solutions via interactive communications exchanges that conveniently accommodate the busy schedules of health care providers. Group DCA’s programs also yield meaningful response data that allow clients to better understand the needs and opinions of their audiences, and, in turn, to market to them more effectively.

Strategic Rationale
The acquisition of Group DCA raises PDI to a new level of service so that the combined company will be better positioned to deliver integrated information to HCPs across multiple communication channels. Complementing the teams of sales representatives and other resources that PDI brings to bear will be Group DCA’s array of digital communications capabilities, including its interactive e-detailing content, highly regarded DIAGRAM software, and an impressive panel of HCPs predisposed to receiving digital communications.

Key to this combination will be PDI’s ability to optimally tailor communications tactics, channels and content to specific prescribing audiences, something that cannot be done as easily or effectively when different vendors are responsible for different channels. Thus, for customers, PDI and Group DCA will have the potential to be a more attractive and effective partner with the ability to deliver increased insight, greater physician engagement and more impactful messages to HCPs.

Group DCA was advised on the transaction by a team, led by Sanjay Chadda, from the investment bank Petsky Prunier, LLC.

Conference Call
PDI will hold a conference call today as follows:

Time: 10:00 AM (ET)
Dial-in numbers: (866) 338-0317 (U.S. and Canada) or (706) 643-4950
Conference ID#: 23090273

Live webcast: www.pdi-inc.com, under "Investor Relations"

The teleconference replay will be available three hours after completion through November 8, 2010 at (800) 642-1687 (U.S. and Canada) or (706) 645-9291. The replay pass code is 23090273. The archived webcast will be available for one year.

About PDI, Inc.

PDI, with its interactive digital agency Group DCA acquired in November 2010, is a leading provider of integrated multichannel promotional outsource services to established and emerging health care companies. The company is dedicated to maximizing the return on investment for its clients by providing strategic flexibility, innovative multichannel promotional solutions, and sales and marketing expertise. For more information, please visit the company’s website at www.pdi-inc.com.

Forward-Looking Statements
This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI's actual results to be materially different from those expressed or implied by any forward-looking statement. For example, with respect to statements regarding projections of future revenues, growth and profitability, actual results may differ materially from those set forth in this release based on the loss, early termination or significant reduction of any of our existing service contracts, the failure to meet performance goals in PDI's incentive-based arrangements with customers or the inability to secure additional business. Additionally, all forward-looking statements are subject to the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2009, and PDI's subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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